Exhibit 23

[Letterhead of Ryder Scott Company L.P.]

CONSENT OF RYDER SCOTT COMPANY, L.P.

     We consent to the use on the form 10-K of Sterling Drilling Fund 1983-2, L.P. of our reserve report and all schedules, exhibits, and attachments thereto incorporated by reference of Form 10-K and to any reference made to us on Form 10-K as a result of such incorporation.

Very Truly Yours,

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Denver, Colorado
March 30, 2005